Exhibit 99.1

Rackspace Technology Appoints Leading Technology Executive Anthony Roberts to Board of Directors

SAN ANTONIO – February 1, 2023– Rackspace Technology® (NASDAQ: RXT), a leading end-to-end multicloud technology solutions company, today announced the appointment of Anthony Roberts to its board of directors, effective as of January 30, 2023. Roberts is filling the board seat recently vacated by Tim Campos who stepped down due to his increase of time commitments related to his new role as Chief Information Officer at Apple.

“I am thrilled to welcome Anthony to our Board of Directors. His extensive experience as a senior technology executive and board director, will be a tremendous asset as we further solidify our market position as the leading pureplay multicloud solutions company,” said Amar Maletira, CEO of Rackspace Technology. “Anthony will help guide our multicloud solutions and technology roadmap, including our heightened focus on industry verticals like healthcare, as well as with our international expansion.”

Roberts has over 35 years of technology, change management, and entrepreneurial experience and is currently an investor, business, and technology advisor. Prior to his current roles, Roberts worked for over 15 years at healthcare, retail and pharmacy group, Walgreens Boots Alliance culminating in seven years as Global Chief Information Officer based in Chicago. He led transformational change to a digital and platform based operating model and migration to cloud-native systems. Prior to that, Roberts worked in Europe and the US for the Multinational Forces and Observers - a Non-Governmental Organization, for PepsiCo Europe, United Parcel Service, and the M&G Reinsurance Company in technology and supply chain roles.

Roberts currently serves in non-executive and advisory roles for technology-led global businesses, including Kearney, Photon Interactive, and Connection Capital in the UK. Roberts holds a Bachelor of Arts degree from the University of Keele, UK, in German and French and a Post Graduate degree in education.

“I am excited to join the Rackspace Technology Board of Directors to work with the Executive Management Team and innovative leaders who are delivering the future for companies through industry-leading multicloud solutions by providing a Fanatical Experience for its customers,” said Roberts.

About Rackspace Technology
Rackspace Technology is a leading end-to-end multicloud technology services company. We can design, build, and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products and adopt innovative technologies.

Media Contact
Natalie Silva
publicrelations@rackspace.com